Exhibit 5.2

July 2, 2009

iShares S&P GSCI Commodity-Indexed Investing Pool LLC

c/o Barclays Global Investors International, Inc.

400 Howard Street

San Francisco, California 94105

Re:	iShares S&P GSCI Commodity-Indexed Investing Pool LLC

Ladies and Gentlemen:

We have acted as special Delaware counsel for iShares S&P GSCI Commodity-Indexed Investing Pool LLC, a Delaware limited liability company (the “LLC”), in connection with the matters set forth herein. This opinion is being delivered to you at your request.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Formation of the LLC, dated July 7, 2006, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on July 7, 2006;

(b) The Amended and Restated Certificate of Formation of the LLC, dated May 9, 2007 (the “LLC Certificate”), as filed with the Secretary of State on May 9, 2007;

(c) The Limited Liability Company Agreement of the LLC, dated as of July 7, 2006, entered into by iShares GSCI Commodity-Indexed Trust (now named iShares S&P GSCI Commodity-Indexed Trust), a Delaware statutory trust (the “Trust”), as member, and Barclays Global Investors International, Inc., as member and manager, as amended by the Amendment thereto, dated December 27, 2007 (as so amended, the “LLC Agreement”);

(d) The Registration Statement on Form S-1, filed by the LLC and the Trust with the Securities and Exchange Commission on July 2, 2009 (the “Registration Statement”), including a prospectus (the “Prospectus”), relating to the limited liability company interests in the LLC to be issued pursuant thereto (the “Investing Pool Interests”), and the units of beneficial interest in the Trust to be issued pursuant thereto; and

(e) A Certificate of Good Standing for the LLC, dated June 30, 2009, obtained from the Secretary of State.

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iShares S&P GSCI Commodity Indexed Investing Pool LLC

July 2, 2009

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of the Manager. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

1. The LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

2. The Investing Pool Interests to be issued by the LLC will be validly issued and, subject to the qualifications set forth herein, fully paid and nonassessable limited liability company interests in the LLC. The Investing Pool Interest Holders (as defined below) shall not be obligated personally for any of the debts, obligations or liabilities of the LLC, whether arising in contract, tort or otherwise, solely by reason of being a member of the LLC, except as an Investing Pool Interest Holder may be obligated to repay any funds wrongfully distributed to it.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B. We have assumed (i) that the LLC Agreement and the LLC Certificate are in full force and effect and have not been amended, (ii) that each of the parties (other than the LLC) to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the LLC) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the LLC) has duly authorized, executed and delivered such documents, (vi) that each Person to whom an Investing Pool Interest is issued by the LLC (each, an “Investing Pool Interest Holder” and collectively, the “Investing Pool Interest Holders”) has paid for the Investing Pool Interest acquired by it, in money or other property, in accordance with the LLC Agreement and the Registration Statement, (vii) that the books and records of the LLC

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iShares S&P GSCI Commodity Indexed Investing Pool LLC

July 2, 2009

set forth the names and addresses of all Persons to be admitted as members of the LLC and the dollar value of each such member’s contribution to the LLC, and (viii) that the Investing Pool Interests are issued and sold to the Investment Pool Interest Holders in accordance with the Registration Statement and the LLC Agreement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MVP/SYR

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